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Cognizant Technology Solutions Corporation
500 Frank W. Burr Boulevard
Teaneck, New Jersey 07666

Re:	Post-Effective Amendment No. 1 to Registration Statement on Form S-8; 15,867,934 shares of Class A common stock, par value $0.01 per share, of Cognizant Technology Solutions Corporation

Ladies and Gentlemen:

We have acted as special counsel to Cognizant Technology Solutions Corporation, a Delaware corporation (the “Company”), in connection with the registration by the Company of 15,867,934 shares of its Class A common stock, $0.01 par value per share (the “Shares”), issuable under the Cognizant Technology Solutions Corporation 2017 Incentive Award Plan (the “2017 Plan”) that were previously issuable under the Cognizant Technology Solutions Corporation Amended and Restated 2009 Incentive Compensation Plan. The Shares are included in Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-160450) under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 6, 2017 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and we express no opinion with respect to any other laws.

June 6, 2017

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by and pursuant to the 2017 Plan, and assuming in each case that the individual issuances, grants or awards under the 2017 Plan are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of law and the 2017 Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LATHAM & WATKINS LLP